UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of The Securities Exchange Act of 1934

Date of Report: August 21, 2026
(Date of earliest event reported)
SUN COMMUNITIES, INC
(Exact Name of Registrant as Specified in its Charter)

Maryland				1-12616	38-2730780
(State of Incorporation)				Commission file number	(I.R.S. Employer Identification No.)

27777 Franklin Rd.	Suite 300,	Southfield,	Michigan		48034
(Address of Principal Executive Offices)					(Zip Code)
(248) 208-2500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	SUI	New York Stock Exchange

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter):

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Aaron Weiss Amended and Restated Employment Agreement

On August 21, 2026, Sun Communities, Inc. (the “Company”) and Aaron Weiss, the Company’s Chief Investment Officer and Executive Vice President, entered into an Amended and Restated Employment Agreement (the “Weiss Agreement”), which amends and restates Mr. Weiss’ current employment agreement. The Weiss Agreement will become effective on October 19, 2026. Mr. Weiss’ current employment agreement will remain in effect in accordance with its terms through October 18, 2026.

The term of the Weiss Agreement will be for five years beginning on October 19, 2026 and is automatically renewable thereafter for successive one-year terms unless either party timely terminates the agreement. If there is a change in control, the term will end on the later of the original expiration date of the term and the second anniversary of the change in control. Mr. Weiss’s annual base salary is $600,000. In addition to his base salary, Mr. Weiss is eligible to receive an annual cash bonus at a target amount of 100% of his base salary and the earned amount for each year will be determined by the Compensation Committee of the Company’s Board of Directors, based on individual goals and objectives for Mr. Weiss, the Company’s performance or other relevant criteria. Incentive compensation paid or payable to Mr. Weiss may be subject to the Company’s Executive Compensation Recovery (Clawback) Policy in accordance with its terms.

If Mr. Weiss is terminated by the Company without cause or resigns for good reason (each as defined in the Weiss Agreement) or if he dies or becomes disabled, (i) he will receive severance payments equal to 1.5 times the sum of his then-current base salary and then-current target bonus amount (or, in the case of death or disability, 1.5 times his then-current base salary, less the value of certain previously paid disability benefits); (ii) all his time-vesting equity awards granted by the Company will become fully vested; (iii) all his performance-vesting equity awards granted by the Company prior to October 19, 2026 will become fully vested (with performance-based vesting conditions deemed met at the maximum level of performance); (iv) the acceleration, forfeiture, or vesting of all his performance-vesting equity awards granted by the Company on or after October 19, 2026 will be governed by the terms of the applicable award agreement; and (v) the Company may be obligated to pay his healthcare premiums for up to 18 months. If the Company elects not to renew any term of the Weiss Agreement, (a) he will receive a pro-rated annual bonus for the year of termination; (b) he will receive severance payments equal to one times the sum of his then-current base salary and then-current target bonus amount; (c) all his time-vesting equity awards granted by the Company on or after October 19, 2026 will become fully vested; and (d) the acceleration, forfeiture, or vesting of all his performance-vesting equity awards granted by the Company on or after October 19, 2026 will be governed by the terms of the applicable award agreement. Mr. Weiss’s receipt of the payments and benefits described in this paragraph is subject to his execution of a release and compliance with his non-competition and confidentiality obligations.

If there is a change in control (as defined in the Weiss Agreement) of the Company and within 60 days before or 24 months after the date of the change in control either the Company or its successor terminate the Weiss Agreement without cause or Mr. Weiss terminates his employment for good reason, (i) he will receive a change in control payment equal to two times the sum of his then-current base salary and then-current target bonus amount; (ii) all his time-vesting equity awards granted by the Company will become fully vested; (iii) all his performance-vesting equity awards granted by the Company prior to October 19, 2026 will become fully vested with performance-based vesting conditions deemed met at the maximum level of performance; (iv) the performance-based vesting conditions applicable to his performance-vesting equity awards granted by the Company on or after October 19, 2026 shall be deemed met at the greater of the target or actual level of performance and vest in accordance with such deemed level of performance; and (v) the Company may be obligated to pay his healthcare premiums for up to 24 months.

The non-competition provisions of the Weiss Agreement generally preclude Mr. Weiss, for a period of up to 18 months following his employment, from engaging, directly or indirectly, in the same business as the Company anywhere in the U.S. or in other countries in which the Company recently has actively conducted business; provided that such period is 12 months in the event of termination due to non-renewal of the Weiss Agreement by the Company.

***

The foregoing description of the Weiss Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of such agreement, a copy of which is attached hereto as Exhibit 10.1, and the terms of which are incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d)        Exhibits.

Exhibit No.	Description	Method of Filing
10.1*	Amended and Restated Employment Agreement dated August 21, 2026 among Sun Communities, Inc., Sun Communities Operating Limited Partnership and Aaron Weiss	Filed herewith
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)	Filed herewith

* Management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SUN COMMUNITIES, INC.
Dated: August 27, 2026	By:	/s/ Ileana McAlary
Ileana McAlary, General Counsel, Executive Vice President, and Secretary